Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

Northern Tier Reports Full Year and Fourth Quarter 2015 Results

Highlights:

•	Achieved record fourth quarter and full year total refinery throughput

•	Increased retail footprint of company-operated and franchise locations by a combined 9% for the year

•	Declared and paid a fourth quarter distribution of $0.38 per common unit

•	Full year 2015 cash available for distribution of $3.69 per common unit; highest in Company history

•	Announced merger agreement with Western Refining, Inc. whereby Western Refining will purchase remaining publicly-held Northern Tier common units

TEMPE, Ariz., February 25, 2016 /Globe Newswire/ - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, "Northern Tier" or the "Company") today reported fourth quarter and full year 2015 results. Fourth quarter 2015 Net Loss was $12.6 million compared to Net Income of $16.0 million for the fourth quarter 2014. The Company's results included non-cash lower of cost or market ("LCM") inventory adjustments of $73.0 million and $73.6 million for the 2015 quarter and 2014 quarter, respectively. Excluding the LCM adjustment and other special items, Adjusted Net Income was $62.9 million for the fourth quarter 2015, compared to $89.6 million in the prior year quarter. Adjusted EBITDA for fourth quarter 2015 was $86.0 million compared to $123.2 million for fourth quarter 2014 (both periods excluding the LCM adjustment). This decrease was primarily due to lower gross margins per barrel, partially offset by higher throughput and sales volumes and lower operating expenses in the 2015 quarter. Full year 2015 Net Income was $331.0 million compared to $241.6 million for the full year 2014, including LCM adjustments of $60.8 million and $73.6 million, respectively. Excluding the LCM adjustment and other special items, Adjusted Net Income was $394.3 million for the full year 2015, compared to $328.1 million for the full year 2014. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the accompanying tables.

"2015 was an exceptional year for Northern Tier," said Dave Lamp, Northern Tier's President and Chief Executive Officer. "Our refinery ran safely and reliably and achieved record throughput rates that put us in position to capture the strong crack spread environment we experienced during much of 2015. Our Adjusted EBITDA for 2015 was $499 million and cash generated for distribution to our unit holders during the year totaled $345 million, or $3.69 per unit." Mr. Lamp continued, "Looking ahead, we continue to make good progress on our organic growth projects including the replacement of both desalters, a No. 2 crude unit revamp and distillate hydrotreater project, and the installation of a solvent deasphalting unit. When completed, these projects are expected to further enhance our operations and better position us in more challenging margin environments through increased throughput capacity, greater crude oil optionality and increased FCC utilization while decreasing heavy fuel oil yield."

Fourth Quarter Operating Segment Highlights

Refining Segment

The refining segment’s operating income excluding LCM adjustments was $71.9 million for fourth quarter 2015 compared to $97.7 million for the prior year period ($0.1 million and $25.5 million, respectively, including LCM adjustments). Refining gross margins were $13.86 per barrel of throughput for fourth quarter 2015 compared to $20.07 per barrel of throughput for the fourth quarter 2014 ($6.23 and $11.54 per barrel, respectively, including LCM adjustments). Refining Adjusted EBITDA for fourth quarter 2015 was $83.6 million compared to $116.1 million for the prior year period. This decrease was driven by lower gross margins, wider crude oil differentials realized in the 2014 fourth quarter, partially offset by increased throughput and sales volumes in the 2015 fourth quarter. Total throughput set a record of 102,377 barrels per day for fourth quarter 2015 compared to 91,964 barrels per day for the prior year period, which was impacted by planned and unplanned maintenance activities.

Retail Segment

Retail operating income was $3.5 million in fourth quarter 2015, compared to $11.8 million for fourth quarter 2014, excluding LCM adjustments for both periods ($2.3 million and $10.4 million, respectively, including LCM adjustments). Fuel margins were $0.25 per gallon for fourth quarter 2015 compared to $0.30 per gallon for the prior year period (excluding LCM adjustments for both periods). Retail Adjusted EBITDA for fourth quarter 2015 was $5.6 million compared to $13.9 million for the prior year period. This decrease was driven primarily by lower fuel margins and higher personnel and promotional costs.

The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchisee stores increased 8.1% for fourth quarter 2015 compared to fourth quarter 2014. This growth is primarily a result of opening three company-operated stores and establishing seven additional SuperAmerica franchise locations during the quarter. The number of franchise locations totaled 109, 89 and 75 as of December 31, 2015, 2014 and 2013, respectively. The Company has added one more company-operated store and four additional franchise locations so far in 2016.

Liquidity and Capital Spending

Northern Tier's primary sources of liquidity are cash generated from operating activities and its ABL Facility ("ABL").  As of December 31, 2015, Northern Tier's cash on hand and availability under the ABL amounted to approximately $224 million as compared to approximately $322 million as of September 30, 2015. Working capital requirements can have a significant impact on the Company's liquidity. During periods of declining crude oil prices, cash from operations is negatively impacted by the timing of crude oil payables versus current product pricing. The reverse is true during periods of rising crude oil prices. Beginning in the fourth quarter of 2014, when the Company's crude oil costs dropped by over $30.00 per barrel, the Board of Directors (the "Board") of Northern Tier's general partner established a working capital reserve to reflect the negative impact on cash earnings for that period and to manage working capital requirements. While the Company considers its current level of liquidity to be adequate to support its continuing operations, the Board anticipates making changes, both increases and decreases, to the working capital reserve in periods when changes in crude oil prices significantly impact cash earnings versus earnings reported in accordance with GAAP. During the fourth quarter of 2015, the Company's crude oil costs declined in excess of $3.00 per barrel from the beginning of the quarter to the end of the quarter, resulting in an estimated $8.0 million negative impact on cash earnings for the period. As a result, the Board increased the working capital reserve by $8.0 million, which reduced cash available for distribution for the fourth quarter of 2015 correspondingly.
Capital spending for fourth quarter 2015 was $36.6 million, including $23.0 million on organic growth projects, compared to fourth quarter 2014 spending of $10.5 million.

Quarterly Distribution

On February 3, 2016, the Board declared a quarterly distribution of $0.38 per unit that was paid in cash on February 19, 2016 to common unitholders of record as of the close of business on February 12, 2016. Cash available for distribution totaled $35.7 million for fourth quarter 2015. Total distributions relating to cash available for distribution generated during the year ended December 31, 2015 amounted to $3.69 per common unit.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) working capital requirements, including inventory fluctuations, (iv) maintenance and regulatory capital expenditures, (v) organic growth capital expenditures less any amounts we may choose to fund with borrowings from our ABL Facility or by issuance of debt or equity securities and (vi) cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Q1 2016 Operating and Capital Expenditure Guidance

For the first quarter of 2016, Northern Tier expects total throughput of between 97,000 and 100,500 barrels per day at the St. Paul Park refinery. Direct operating expense per barrel of throughput at the St. Paul Park refinery is expected to be between $4.65 and $5.15, not including turnaround expenditures. Total maintenance, regulatory and other discretionary capital expenditures for the first quarter are currently expected to be approximately $10 million to $12 million and approximately $40 million for the full year 2016. Capital expenditures for previously announced organic growth projects, including our desalter replacements, No. 2 crude unit revamp, distillate hydrotreater and solvent deasphalter projects, are currently expected to be approximately $20 million to $23 million for the first quarter and approximately $60 million for the full year. The first desalter is scheduled for completion by the end of the first quarter 2016 and the second desalter and No. 2 crude unit revamp and distillate hydrotreater projects are expected to be completed in connection with the planned turnaround of our No. 2 crude unit, currently scheduled for the fall of 2016. Completion of the solvent deasphalter project is currently expected in the middle of 2017. Total 2016 turnaround costs are estimated to range from $40 million to $45 million. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier will also host a conference call to discuss its quarterly results on Thursday, February 25, 2016, at 11:30 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (877) 728-3739 or (530) 379-4675 and the passcode 3976296. An audio webcast of the call, as well as a slide presentation, will also be available on the Investor section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.northerntier.com and for seven days following the call by dialing (855) 859-2056 or (404) 537-3406 and the passcode 3976296. The slide presentation will remain available on www.northerntier.com in accordance with the Northern Tier investor presentation archive policy.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 168 convenience stores and supports approximately 109 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Product Margin, Retail Fuel and Retail Merchandise Gross Product Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements and Qualified Notice

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things the announced merger agreement with Western Refining, Inc. and the transactions contemplated thereby and future: payment of distributions including the amount and timing thereof; margins and our ability to capture such margins; organic growth projects including our desalter replacements, No. 2 crude unit revamp, distillate hydrotreater and solvent deasphalter projects, our ability to successfully complete such projects, impacts of such projects including the ability of such projects to enhance our operations, better position us in a challenging margin environment, increase FCC utilization or decrease heavy fuel oil yield, and the costs and timing of such projects; working capital requirements; reserves; liquidity; earnings; throughput, including the amounts and types of crude oil we'll run; crude charge; direct operating expenses; turnaround, maintenance, regulatory and other discretionary capital expenditures; inventories; retail and franchise volumes, sales, margins and expenses; SG&A, depreciation and amortization; interest expense; income taxes; and safe and reliable operations. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REVENUE	$759.8	$1,059.8	$3,405.0	$5,556.0
COSTS, EXPENSES AND OTHER
Cost of sales	655.8	913.5	2,613.5	4,835.9
Direct operating expenses	77.0	85.9	297.8	288.8
Turnaround and related expenses	1.2	8.9	10.6	14.9
Depreciation and amortization	11.4	11.1	44.0	41.9
Selling, general and administrative expenses	20.0	15.3	82.9	87.8
Reorganization and related costs	—	—	—	12.9
Merger-related expenses	2.5	—	2.5	—
Income from equity method investment	(2.8)	(2.2)	(14.8)	(2.2)
Other loss	—	0.2	0.4	0.7
OPERATING INCOME (LOSS)	(5.3)	27.1	368.1	275.3
Interest expense, net	(6.2)	(7.5)	(28.7)	(26.6)
INCOME (LOSS) BEFORE INCOME TAXES	(11.5)	19.6	339.4	248.7
Income tax provision	(1.1)	(3.6)	(8.4)	(7.1)
NET INCOME (LOSS)	$(12.6)	$16.0	$331.0	$241.6

Net earnings (loss) per common unit, basic	$(0.14)	$0.17	$3.58	$2.61
Net earnings (loss) per common unit, diluted	$(0.14)	$0.17	$3.56	$2.61
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014 (b)	December 31, 2015	December 31, 2014 (b)
OPERATING INCOME (LOSS):
Refining	$0.1	$25.5	$374.8	$303.5
Retail	2.3	10.4	19.2	22.9
Corporate and unallocated costs	(7.7)	(8.8)	(25.9)	(51.1)
TOTAL OPERATING INCOME (LOSS)	(5.3)	27.1	368.1	275.3
Interest expense, net	(6.2)	(7.5)	(28.7)	(26.6)
Income tax provision	(1.1)	(3.6)	(8.4)	(7.1)
NET INCOME (LOSS)	$(12.6)	$16.0	$331.0	$241.6
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$70.9	$87.9
Total assets	$1,137.3	$1,164.9
Total debt and financing obligations	$353.1	$348.7
Equity	$393.1	$403.7

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net cash provided by operating activities	$89.8	$85.0	$407.1	$219.6
Net cash used in investing activities	(36.6)	(9.1)	(71.8)	(39.5)
Net cash used in financing activities	(96.9)	(94.0)	(352.3)	(178.0)
Net increase (decrease) in cash and cash equivalents	$(43.7)	$(18.1)	$(17.0)	$2.1
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	102,602	92,422	96,506	93,838
Total refinery throughput (bpd)	102,377	91,964	96,515	93,525
Refined products sold (bpd)	103,483	100,285	101,349	98,016
Per barrel of throughput:
Refining gross margin	$6.23	$11.54	$17.16	$15.91
Refining gross margin excluding lower of cost or market inventory adjustment	$13.86	$20.07	$18.87	$18.04
Direct operating expenses	$4.63	$5.91	$4.71	$4.77
Per barrel of refined products sold:
Refining gross margin	$6.17	$10.58	$16.34	$15.18
Direct operating expenses	$4.58	$5.42	$4.49	$4.56
Refinery product yields (bpd):
Gasoline	50,303	47,512	46,453	45,674
Distillate	35,033	32,128	33,356	33,910
Asphalt	11,500	6,521	10,933	7,567
Other	5,766	6,261	5,764	6,687
Total	102,602	92,422	96,506	93,838
Refinery throughput (bpd):
Crude oil	96,635	88,596	93,701	91,840
Other feedstocks	5,742	3,368	2,814	1,685
Total	102,377	91,964	96,515	93,525
Crude oil by type (bpd):
Light crude	55,116	60,166	55,612	59,386
Synthetic crude	15,571	13,543	13,127	14,613
Heavy crude	25,948	14,887	24,962	17,841
Total	96,635	88,596	93,701	91,840

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
RETAIL SEGMENT
Company-operated stores:
Fuel gallons sold (in millions)	76.8	77.3	304.5	306.8
Fuel margin per gallon	$0.23	$0.28	$0.23	$0.22
Fuel margin per gallon excluding lower of cost or market inventory adjustment	$0.25	$0.30	$0.24	$0.22
Merchandise sales (in millions)	$87.3	$85.0	$366.4	$349.1
Merchandise gross margin	24.6%	25.8%	25.6%	25.9%
Number of stores at period end	168	165	168	165
Franchisee stores:
Fuel gallons sold (in millions)	29.2	20.8	109.8	73.2
Royalty income	$1.0	$0.7	$3.6	$2.8
Number of stores at period end	109	89	109	89
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended December 31, 2015
	Refining	Retail	Other	Total
Net income (loss)	$0.1	$1.2	$(13.9)	$(12.6)
Adjustments:
Interest expense	—	—	6.2	6.2
Income tax provision	—	1.1	—	1.1
Depreciation and amortization	9.1	2.0	0.3	11.4
EBITDA subtotal	9.2	4.3	(7.4)	6.1
Lower of cost or market inventory adjustment (c)	71.8	1.2	—	73.0
MPL proportionate depreciation expense	0.8	—	—	0.8
Turnaround and related expenses	1.2	—	—	1.2
Equity-based compensation expense	0.6	0.1	1.7	2.4
Merger-related expenses	$—	$—	$2.5	$2.5
Adjusted EBITDA (a)	$83.6	$5.6	$(3.2)	$86.0

	Three Months Ended December 31, 2014 (b)
	Refining	Retail	Other	Total
Net income (loss)	$25.5	$6.8	$(16.3)	$16.0
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	3.6	—	3.6
Depreciation and amortization	8.7	2.1	0.3	11.1
EBITDA subtotal	34.2	12.5	(8.5)	38.2
Lower of cost or market inventory adjustment (c)	72.2	1.4	—	73.6
MPL proportionate depreciation expense	0.8	—	—	0.8
Turnaround and related expenses	8.9	—	—	8.9
Equity-based compensation expense, including the effect of award accelerations from reorganization	—	—	1.7	1.7
Adjusted EBITDA (a)	$116.1	$13.9	$(6.8)	$123.2

	Year Ended December 31, 2015
	Refining	Retail	Other	Total
Net income (loss)	$374.8	$10.8	$(54.6)	$331.0
Adjustments:
Interest expense	—	—	28.7	28.7
Income tax provision	—	8.4	—	8.4
Depreciation and amortization	35.4	7.7	0.9	44.0
EBITDA subtotal	410.2	26.9	(25.0)	412.1
Lower of cost or market inventory adjustment (c)	60.1	0.7	—	60.8
MPL proportionate depreciation expense	2.9	—	—	2.9
Turnaround and related expenses	10.6	—	—	10.6
Equity-based compensation expense	2.5	0.4	7.4	10.3
Merger-related expenses	—	—	2.5	2.5
Adjusted EBITDA (a)	$486.3	$28.0	$(15.1)	$499.2

	Year Ended December 31, 2014 (b)
	Refining	Retail	Other	Total
Net income (loss)	$303.5	$15.8	$(77.7)	$241.6
Adjustments:
Interest expense	—	—	26.6	26.6
Income tax provision	—	7.1	—	7.1
Depreciation and amortization	33.7	7.3	0.9	41.9
EBITDA subtotal	337.2	30.2	(50.2)	317.2
Lower of cost or market inventory adjustment (c)	72.2	1.4	—	73.6
MPL proportionate depreciation expense	2.9	—	—	2.9
Turnaround and related expenses	14.9	—	—	14.9
Equity-based compensation expense	—	—	14.0	14.0
Reorganization and related costs	—	—	8.1	8.1
Adjusted EBITDA (a)	$427.2	$31.6	$(28.1)	$430.7
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended December 31, 2015
Net loss	$(12.6)
Adjustments:
Interest expense	6.2
Income tax provision	1.1
Depreciation and amortization	11.4
EBITDA subtotal	6.1
Lower of cost or market inventory adjustment (c)	73.0
MPL proportionate depreciation expense	0.8
Turnaround and related expenses	1.2
Equity-based compensation expense	2.4
Merger-related expenses	2.5
Adjusted EBITDA (a)	86.0
Cash interest expense	(7.1)
Cash income taxes paid	(3.4)
MPL proportionate depreciation expense	(0.8)
Increase in working capital reserve (d)	(8.0)
Capital expenditures (e)	(16.0)
Cash reserve for turnaround and related expenses (f)	(7.5)
Cash reserve for organic growth projects (g)	(7.5)
Cash available for distribution (h)	$35.7
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended		Year Ended
Refining operating information:	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Refining revenue	$645.1	$942.0	$2,936.8	$5,097.7
Refining cost of sales	586.4	844.4	2,332.2	4,554.7
Refining gross margin (i)	58.7	97.6	604.6	543.0
Refining lower of cost or market adjustment (c)	71.8	72.2	60.1	72.2
Refining gross margin excluding lower of cost or market adjustment (i)	$130.5	$169.8	$664.7	$615.2

Total throughput (millions of barrels)	9.4	8.5	35.2	34.1
Refining gross margin per barrel of total throughput	$6.23	$11.54	$17.16	$15.91
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$13.86	$20.07	$18.87	$18.04

Refining direct operating expenses	$43.6	$50.7	$166.0	$163.0
Total throughput (millions of barrels)	9.4	8.5	35.2	34.1
Refining direct operating expenses per barrel of throughput	$4.63	$5.91	$4.71	$4.77

	Three Months Ended		Year Ended
Retail gross margin data:	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Retail revenue:
Fuel revenue	$167.7	$218.5	$729.4	$1,012.0
Merchandise revenue	87.3	85.0	366.4	349.1
Other revenue	10.4	12.1	39.4	47.8
Intercompany eliminations	(5.0)	(4.7)	(19.3)	(18.5)
Retail revenue	260.4	310.9	1,115.9	1,390.4

Retail cost of sales:
Fuel cost of sales	149.7	196.8	658.1	945.5
Merchandise cost of sales	65.8	63.3	272.6	258.7
Other cost of sales	4.7	6.8	17.7	27.6
Intercompany eliminations	(5.0)	(4.7)	(19.3)	(18.5)
Retail cost of sales	215.2	262.2	929.1	1,213.3

Retail gross margin: (j)
Fuel margin	18.0	21.7	71.3	66.5
Merchandise margin	21.5	21.7	93.8	90.4
Other margin	5.7	5.3	21.7	20.2
Intercompany eliminations	—	—	—	—
Retail gross margin	$45.2	$48.7	$186.8	$177.1

	Three Months Ended		Year Ended
Retail fuel gross margin per gallon:	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Retail fuel revenue	$167.7	$218.5	$729.4	$1,012.0
Retail fuel costs of sales	149.7	196.8	658.1	945.5
Retail fuel gross margin (j)	18.0	21.7	71.3	66.5
Lower of cost or market inventory adjustment (c)	1.2	1.4	0.7	1.4
Adjusted retail fuel gross margin (j)	$19.2	$23.1	$72.0	$67.9
Retail fuel gallons sold (in millions)	76.8	77.3	304.5	306.8
Retail fuel gross margin per gallon	$0.23	$0.28	$0.23	$0.22
Adjusted retail fuel gross margin per gallon	$0.25	$0.30	$0.24	$0.22

	Three Months Ended December 31, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income (loss)	$0.1	$2.3	$(7.7)	$(5.3)
Adjusted for special items:
Lower of cost or market inventory adjustment (c)	71.8	1.2	—	73.0
Merger-related expenses	—	—	2.5	2.5
Operating income (loss), adjusted for special items (k)	$71.9	$3.5	$(5.2)	$70.2

	Three Months Ended December 31, 2014 (b)
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income (loss)	$25.5	$10.4	$(8.8)	$27.1
Adjusted for special items:
Lower of cost or market inventory adjustment (c)	72.2	1.4	—	73.6
Operating income (loss), adjusted for special items (k)	$97.7	$11.8	$(8.8)	$100.7

	Year Ended December 31, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income (loss)	$374.8	$19.2	$(25.9)	$368.1
Adjusted for special items:
Lower of cost or market inventory adjustment (c)	60.1	0.7	—	60.8
Merger-related expenses	—	—	2.5	2.5
Operating income (loss), adjusted for special items (k)	$434.9	$19.9	$(23.4)	$431.4

	Year Ended December 31, 2014 (b)
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income (loss)	$303.5	22.9	(51.1)	$275.3
Adjusted for special items:
Reorganization and related costs	—	—	12.9	12.9
Lower of cost or market inventory adjustment (c)	72.2	1.4	—	73.6
Operating income (loss), adjusted for special items (k)	$375.7	$24.3	$(38.2)	$361.8

	Three Months Ended		Year Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income:	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$(12.6)	$16.0	$331.0	$241.6
Adjusted for special items:
Reorganization and related costs	—	—	—	12.9
Lower of cost or market inventory adjustment (c)	73.0	73.6	60.8	73.6
Merger-related expenses	2.5	—	2.5	—
Adjusted net income (k)	$62.9	$89.6	$394.3	$328.1

Weighted-average units outstanding (in millions): (l)	93.1	92.4	92.9	92.3
Net earnings (loss) per common unit, diluted:
Actual	$(0.14)	$0.17	$3.56	$2.61
Adjusted	$0.68	$0.97	$4.25	$3.56

See notes to earnings release tables.

NORTHERN TIER ENERGY LP
OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q1 2016
	Low	High
Refinery Statistics:
Total crude charge (bpd)	94,000	96,500
Other throughput (bpd)	3,000	4,000
Total throughput (bpd)	97,000	100,500
Heavy crude oil throughput percentage of total throughput	26%	28%
Crude oil inventory (thousands of bbls)	2,400	2,700
Direct operating expenses excluding turnaround ($/throughput bbl)	$4.65	$5.15

Retail Statistics:
Forecasted gallons (in millions):
Company-owned stores	73	76
Franchise stores	28	30
Retail fuel margin ($/gallon):	$0.23	$0.25
Merchandise sales ($ in millions)	$82	$84
Merchandise gross margin	26%	28%
Direct operating expense ($ in millions)	$33	$35

Other Guidance ($ in millions):
Reserve for turnaround and related expenses	$5	$10
Cash reserve for organic growth projects	$5	$10
SG&A	$20	$22
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Cash income taxes paid	$1	$2

	Q1 2016		Full Year
	Low	High	2016
Capital Expenditures ($ in millions):
Maintenance, regulatory and other discretionary projects	$10	$12	$40
Organic growth projects	20	23	60
Total planned capital expenditures	$30	$35	$100
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
NOTES TO EARNINGS RELEASE TABLES

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and ABL. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses, equity-based compensation expense and merger-related expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

(b) In 2015, the Company modified the methodology whereby corporate costs are allocated to the Refining and Retail segments. This modification resulted in additional costs being allocated to the Refining and Retail segments from the Other segment. The table below presents the increase or (decrease) in Operating income; Operating income, adjusted for special items; Net income (loss); EBITDA; and Adjusted EBITDA in the 2014 periods that would have occurred as a result of this modification if the adjustments had been applied retroactively:

(in millions)	Three Months Ended December 31, 2014				Year Ended December 31, 2014
	Refining	Retail	Other	Total	Refining	Retail	Other	Total
Increase (decrease)	(1.7)	(1.1)	2.8	—	(7.7)	(4.4)	12.1	—
(c) Represents a non-cash adjustment to record inventory at the lower of cost or market ("LCM") where cost is determined using the last-in, first-out ("LIFO") cost flow method. The Company's LCM adjustment is recorded within cost of sales.

(d) Represents an increase in the working capital reserve established in the fourth quarter 2014. Changes in crude oil prices can impact cash generated from operations due to the timing of crude oil payables. During the fourth quarter 2015, crude oil prices decreased, resulting in an estimated $8.0 million reduction in the Company's cash earnings from operations and a reduction in working capital. As a result, the Board of Directors of Northern Tier's general partner increased the working capital reserve accordingly.

(e) Capital expenditures include maintenance, replacement and regulatory capital projects on an accrual basis.

(f) Cash reserves are determined by the board of directors of our general partner primarily for the purposes of funding our turnaround and discretionary capital projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.

(g) The cash reserve for organic growth projects of $7.5 million is used to fund approved organic growth projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution. To the extent actual spending on organic growth projects exceeds the cash reserve, we may consider borrowing on our ABL Facility to fund the difference. Subsequent quarterly cash reserves for organic growth projects may be used to repay any outstanding borrowings under the ABL Facility that were made for the purpose of funding organic growth projects.

(h) Cash available for distribution is a non-GAAP performance measure that we believe is important to investors in evaluating our overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. As shown in the table above, we have reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Our calculation of cash available for distribution may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of our general partner following the end of such quarter.

(i) Refining gross margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross margin. Refining gross margin and refining gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross margin and refining gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(j) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures. Retail fuel gross margin and retail fuel gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail segment performance as a general indication of the amount above its cost of products that it is able to sell retail fuel products. Northern Tier's calculation of retail fuel gross margin and retail fuel gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(k) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(l) Weighted average number of shares outstanding assumes no changes related to accelerated vesting of equity-based compensation awards related to our reorganization.